EXHIBIT 10.1.2

AgCountry

Farm Credit ServicesAgribusiness and Capital Markets

1900 44th Street S •  Fargo, ND  58103 •   701 282-9494 •   FAX 877 811-4074  •  www.agcountry.com

October 16, 2017

ABE South Dakota, LLLC

Attn: Richard Peterson and Christine Schumann

8000 Norman Center Drive Suite 610

Bloomington, MN 55437

Mr. Peterson and Mrs. Schumann:

This letter shall serve as a Waiver (the "Letter') to the Master Credit Agreement dated December 29, 2015 (the ("Credit Agreement') by and between ABE South Dakota, LLC, a Delaware limited liability company ("Borrower'), and AgCountry Farm Credit Services, PCA ("Lender'). The purpose of this Letter is to waive a certain specified Event of Default more  fully described herein. Capitalized terms used herein without definition have the meaning specified in the Credit Agreement.  Lender and Borrower hereby agree as follows;

1.Waiver to Section 5.03 -  Capital Expenditures.   Borrower is required to limit Capital Expenditures   to

$2.0 million annually. The Borrower reported $2.4 million of Capital Expenditures at 6/30/17, and expects to be at $2.9 million at FYE 9/30/17. Lender agrees to a one-time waiver of Section 5.03 - Capital Expenditures for the fiscal year ending 9/30/17.

2.Specific Instance. The waiver granted in paragraph 1 shall be effective only for the specific instance identified above and for the specific purpose for which the waiver is given. The waiver granted herein shall not entitle the Borrower to any other waivers or further consent from Lender in any similar or other circumstance. Compliance with all sections must be adhered to in future periods.

3.Conditions Precedent.  This Letter shall not be effective as against the Lender unless and until Lender  is in full receipt of all fees, and other amounts due and payable on or prior to the date hereof and all other fees and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to any Loan Document or any other agreement with Lender.

By giving you this notice or taking other actions, Lender is not waiving any rights, powers or remedies available under the Credit Agreement, or any other instrument or agreement or applicable law or obligating itself to provide any further notice with respect to any Events of Default or otherwise. Lender specifically reserves all rights, powers and remedies available and you are hereby advised that Lender may exercise any of such rights, powers and remedies at any time in its sole discretion.

Sincerely,

AG

essica J. Bernstien

P Agribusines and Capital Markets

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